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                      February 15, 2024

       Lisa Gibbs
       Chief Financial Officer
       Amtech Systems, Inc.
       131 South Clark Drive
       Tempe, Arizona 85288

                                                        Re: Amtech Systems,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2023
                                                            Filed December 14,
2023
                                                            File No. 000-11412

       Dear Lisa Gibbs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology